Exhibit 99.1

	Nanometrics Incorporated	Tel: 408.545.6000
	1550 Buckeye Drive	Fax: 408.232.5910
	Milpitas, CA 95035	www.nanometrics.com

Investor Relations Contact:		Company Contact:
Claire McAdams		James Moniz, CFO
Headgate Partners LLC		Nanometrics Incorporated
530.265.9899, 530.265.9699 fax		408.545.6145, 408.521.9370 fax
email: claire@headgatepartners.com		email: jmoniz@nanometrics.com

Nanometrics Reports Third Quarter Financial Results

Continued Growth and Strong Performance; $54M in Revenues and $0.53 EPS

MILPITAS, Calif., November 2, 2010 — Nanometrics Incorporated (Nasdaq: NANO), a leading provider of advanced process control metrology systems used primarily in the fabrication of semiconductors, high-brightness LEDs, data storage devices and solar photovoltaics, today announced financial results for its fiscal third quarter ended October 2, 2010.

Highlights for the third quarter include:

-	Record revenues of $53.9 million;

-	Record earnings of $12.3 million;

-	Continued positive cash flow added $9.1 million in cash to the balance sheet;

-	Increased revenue contribution from overlay and integrated metrology products, and from the data storage and foundry markets; and

-	Completion of the remainder of our $4 million stock repurchase program.

Commenting on the third quarter results, president and chief executive officer Dr. Timothy J. Stultz said, “Our results demonstrate another strong quarter for Nanometrics, with continued record levels of revenues and operating profitability. Our operations team once again executed superbly in response to strong customer demand, and our financial performance continues to track well with industry leaders and the stated targets we set out for our company.

“In the first three quarters of 2010, our revenues increased 182% from the comparable period last year, outperforming the sector as a whole. We attribute this outperformance to several factors, including: the increasing importance of process control metrology; the accelerating adoption of non-destructive, optical metrology techniques; the expansion of our served markets into high-growth segments that leverage our worldwide presence and greater scale; and the competitiveness of our products evidenced by key customer wins and strong gross margins.

“Looking forward, we believe our differentiated technology, breadth of products, market leadership and focus on operational excellence will enable Nanometrics to deliver financial performance consistent with being an industry leader.”

Third Quarter 2010 Summary

Revenues were $53.9 million, up 6% from $50.8 million in the second quarter of 2010 and up 109% from $25.8 million in the third quarter of 2009. Gross margin was 54.5%, compared to 55.1% in the second quarter and 54.0% in the year-ago period. Our operating margin was 25.6%, compared to 25.4% in the second quarter and 5.8% in the year-ago period.

Net income was $12.3 million, or $0.53 per diluted share, compared to $11.6 million, or $0.51 per diluted share, in the second quarter of 2010 and $1.6 million, or $0.08 per diluted share, in the third quarter of 2009.

At October 2, 2010, Nanometrics had $64.0 million in cash and cash equivalents and $115.7 million in working capital. Stockholders’ equity, excluding intangible assets, was $6.15 per share based on 22.2 million shares outstanding at quarter end.

Conference Call Details

A conference call to discuss second quarter results will be held today at 5:00 p.m. EDT (2:00 p.m. PDT). To participate in the conference call, the dial-in numbers are (877) 374-4041 for domestic callers and (253) 237-1156 for international callers. A live and recorded webcast will be made available on the investor page of the Nanometrics website at www.nanometrics.com.

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Use of Non-GAAP Financial Information

Financial results such as non-GAAP operating income, which exclude certain expenses, charges and special items, are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). Management uses non-GAAP operating income, which excludes non-cash expenses including stock-based compensation, depreciation and amortization, as well as asset impairments, restructuring charges and other special items, to evaluate the company’s ongoing performance and cash flow from operations. The company believes the presentation of non-GAAP operating income is useful to investors for analyzing ongoing business trends, comparing performance to prior periods, and enhancing the investor’s ability to view the company’s results from management’s perspective. A table presenting a reconciliation of GAAP results to non-GAAP operating income is included at the end of this press release.

About Nanometrics

Nanometrics is a leading provider of advanced, high-performance process control metrology systems used primarily in the fabrication of semiconductors, high-brightness LEDs, data storage devices and solar photovoltaics. Nanometrics’ automated and integrated metrology systems measure critical dimensions, device structures, overlay registration, topography and various thin film properties, including film thickness as well as optical, electrical and material properties. The company’s process control solutions are deployed throughout the fabrication process, from front-end-of-line substrate manufacturing, to high-volume production of semiconductors and other devices, to advanced wafer-scale packaging applications. Nanometrics’ systems enable device manufacturers to improve yields, increase productivity and lower their manufacturing costs. The company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Global Market under the symbol NANO. Nanometrics’ website is http://www.nanometrics.com.

Forward Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding Nanometrics’ expected results for its most recently completed fiscal quarter, which remain subject to adjustment in connection with the preparation of Nanometrics’ financial statements and periodic report on Form 10-Q for the quarter ended October 2, 2010, the continued adoption and competitiveness of its products, the expansion of the company’s served markets and future revenue growth, profitability, cash flow and whether Nanometrics will outperform the overall sector. Although Nanometrics believes that the expectations reflected in the forward-looking statements are reasonable, actual results could differ materially from the expectations due to a variety of factors including slower-than-anticipated market adoption, changes in product mix, a contraction in current levels of industry spending and increased operating expenses. For additional information and considerations regarding the risks faced by Nanometrics, see its annual report on Form 10-K for the year ended January 2, 2010 as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time. Nanometrics disclaims any obligation to update information contained in any forward-looking statement.

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NANOMETRICS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	As of October 2, 2010	As of January 2, 2010
ASSETS
Current assets:
Cash and cash equivalents	$63,996	$43,526
Accounts receivable, net of allowances of $59 and $241, respectively	41,692	23,047
Inventories	38,217	31,472
Inventories- delivered systems	320	1,175
Assets held for sale	—	220
Prepaid expenses and other	2,704	2,182
Deferred income tax assets	245	245

Total current assets	147,174	101,867

Property, plant and equipment, net	34,477	36,365
Intangible assets, net	5,899	7,067
Deferred income tax asset - long term	—	612
Other assets	2,324	1,559

Total assets	$189,874	$147,470

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,865	$5,762
Accrued payroll and related expenses	8,715	4,012
Deferred revenue	2,284	5,162
Other current liabilities	7,551	9,125
Income taxes payable	489	—
Current portion of debt obligations	561	343

Total current liabilities	31,465	24,404

Deferred revenue	3,036	646
Other long-term liabilities	3,482	2,927
Debt obligations	9,612	12,739

Total liabilities	47,595	40,716

Stockholders’ equity:
Common stock, $0.001 par value, 47,000,000 shares authorized; 22,170,083 and 21,506,791, respectively, issued and outstanding	21	21
Additional paid-in capital	223,437	218,308
Accumulated deficit	(83,128)	(112,948)
Accumulated other comprehensive income (loss)	1,949	1,373

Total stockholders’ equity	142,279	106,754

Total liabilities and stockholders’ equity	$189,874	$147,470

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NANOMETRICS INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 2, 2010	September 26, 2009	October 2, 2010	September 26, 2009
Net revenues:
Products	$44,403	$16,303	$116,355	$29,140
Service	9,532	9,511	25,580	21,248

Total net revenues	53,935	25,814	141,935	50,388

Costs of net revenues:
Cost of products	19,159	8,348	50,043	17,249
Cost of service	5,379	3,533	13,941	10,353

Total costs of net revenues	24,538	11,881	63,984	27,602

Gross profit	29,397	13,933	77,951	22,786

Operating expenses:
Research and development	4,601	4,100	14,101	10,394
Selling	5,734	3,959	15,822	10,832
General and administrative	4,801	3,967	13,740	11,427
Amortization of intangible assets	368	418	1,168	1,124
Asset impairment	75	—	463	1,899
Restructuring charge	—	—	—	1,134

Total operating expenses	15,579	12,444	45,294	36,810

Income (loss) from operations	13,818	1,489	32,657	(14,024)
Other income (expense):
Interest income	31	12	78	39
Interest expense	(355)	(559)	(1,192)	(1,106)
Other, net	(52)	546	705	(1,395)

Total other income (expense), net	(377)	(1)	(409)	(2,462)

Income (loss) before income taxes	13,441	1,488	32,248	(16,486)
Provision (benefit) for income taxes	1,114	(83)	2,428	(463)

Net income (loss)	$12,327	$1,571	$29,820	$(16,023)

Net income (loss) per share:
Basic	$0.56	$0.08	$1.37	$(0.87)

Diluted	$0.53	$0.08	$1.30	$(0.87)

Shares used in per share calculation:
Basic	21,978	18,598	21,729	18,513

Diluted	23,168	19,398	22,890	18,513

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NANOMETRICS INCORPORATED

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 2, 2010	September 26, 2009	October 2, 2010	September 26, 2009
Income (loss) from operations	$13,818	$1,489	$32,657	$(14,024)

Non-GAAP adjustments:
Amortization of intangible assets	368	418	1,168	1,124
Depreciation	623	862	2,211	2,287
Amortization of demonstration systems	464	369	1,083	1,073
Asset impairment	75	—	463	1,899
Stock-based compensation	610	852	2,741	1,573
Restructuring charge	—	—	—	1,134

Non-GAAP operating income (loss)	$15,958	$3,990	$40,323	$(4,934)

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